Exhibit 10.38

Addendum to the Joint Venture Agreement

Between:

(1)	SHURGARD SELF STORAGE SCA, a company organized and existing under the laws of Belgium having its registered office at Quai du Commerce/Handelskaai 48, 1000 Brussels, registered with the Commercial Register of Brussels (registration number 587.679),

Represented for the purposes of this Agreement by (i) SSC Benelux Inc., represented by David K. Grant, or (ii) European Self Storage SA, represented by Patrick Metdepenninghen,

Hereinafter referred to as “Shurgard”;

And:

(2)	Crescent Euro Self Storage Investments SARL, a company in formation, to be organized and to exist under the laws of Luxembourg, which will have its registered office at 398, route d’Esch, L-1471 Luxembourg and which will be registered with the Commercial Register of Luxembourg,

Represented for the purposes of this Agreement by Asim Zafar, Muhannad M. Abulhasan and/or Henry Thompson,

Hereinafter referred to as “Luxco”.

Individually referred to as a “Party”, or collectively as the “Parties”.

Whereas:

(A)	Clause 9.1 of the joint venture agreement dated 20 December 2002 (the “Joint Venture Agreement”) between Shurgard and Luxco, provides that each of the conditions precedent listed in Clause 9.1 of the Joint Venture Agreement must be satisfied on or before 28 February 2003 or on such other date as the Parties may agree.

(B)	The Parties hereby wish to agree on such other date.

NOW, THEREFORE, the Parties hereto agree as follows:

1	Definitions

Unless otherwise defined herein, any word in this Amendment starting with a capital letter is a defined term and should have the same meaning as in the Joint Venture Agreement.

2	Closing Date

2.1	Although each Party has been using its reasonable best efforts to ensure timely and due satisfaction of the conditions precedent as listed in Clause 9.1 of the Joint Venture Agreement, the Parties recognise and accept that, due to reasons beyond the control of any of the Parties, the aforementioned conditions precedent will not be satisfied on 28 February 2003 which is the date as set out in Clause 9.1 of the Joint Venture Agreement.

2.2	Therefore, pursuant to Clause 9.1 of the Joint Venture Agreement, the Parties agree that the term for satisfaction of the conditions precedent as listed in Clause 9.1 of the Joint Venture Agreement is extended until 25 April 2003.

2.3	For the avoidance of doubt, the Parties agree that, in accordance with Clause 10.1 of the Joint Venture Agreement, the Capital Increase and Closing shall take place at Linklaters De Bandt office before a notary public of the office Berquin / Ockerman / Deckers / Spruyt / van der Vorst within 5 Business Days following the satisfaction of all conditions precedent set out in Clause 9.1 of the Joint Venture Agreement.

3	Other provisions of the Joint Venture Agreement

This Addendum shall not affect any other provision of the Joint Venture Agreement and all respective rights and obligations of the Parties under the Joint Venture Agreement remain fully intact, valid and enforceable.

4	Governing law and arbitration

This Addendum shall be governed by and construed in accordance with Belgian law. All disputes arising out of or in connection with this Addendum and which the Parties are unable to settle amicably shall be finally settled by arbitration as set out in Clause 17.10 of the Joint Venture Agreement

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Made on 28 February 2003, in two originals. Each Party acknowledges receipt of its own original.

SHURGARD SELF STORAGE SCA:

/s/
Name:	European Self Storage SA
Title:	Executive General Manager
Represented by:

Name:	Patrick Metdepenninghen
Title	Director

CRESCENT EURO SELF STORAGE INVESTMENTS SARL (in formation):

/s/
Name:	Henry A. Thompson
Title: